Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Allena Pharmaceuticals, Inc. for the registration of $200,000,000 of common stock, preferred stock, debt securities, warrants and/or units and to the incorporation by reference therein of our report dated March 27, 2018, with respect to the consolidated financial statements of Allena Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Boston, Massachusetts

December 3, 2018